As filed with the Securities and Exchange Commission on May 9,
1994


                          Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               Form S-8
                         Registration Statement
                                Under
                        The Securities Act of 1933
                          Excel Industries, Inc.
          (Exact name of Registrant as specified in its charter)
       Indiana                                 35-1551685
(State of Incorporation)          (IRS Employer Identification No.)

1120 N. Main Street
P.O. Box 3118
Elkhart, Indiana                                 46515-3118
(Address of Principal Executive Offices)         (Zip Code)


                         Excel Industries, Inc.
                       1994 Stock Compensation Plan
                        (Full title of the plan)

                          James J. Lohman
               Chairman of the Board and Chief Executive Officer
                        Excel Industries, Inc.
                        1120 N. Main Street
                          P.O. Box 3118
                       Elkhart, Indiana 46515-3118
                 (Name and address of agent for service)
                             (219) 264-2131
    (Telephone number, including area code, of agent for service)

                             Copies to:
                         Philip L. McCool, Esq.
                         Sommer & Barnard, PC
                         4000 Bank One Tower
                         Indianapolis, Indiana
                               46204
                          (317) 630-4000








                        CALCULATION OF REGISTRATION FEE
                                          Proposed     Proposed
                                          Maximum      maximum
 Amount
Title of each class of                    offering     aggregate
 of
securities to be            Amount to     price per    offering
 regis-
registered                  be registered share        price
 tration
Common Shares,
No par value .............  500,000       $17.9375(1)
$8,968,750(1)$3092.68

<F1>
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the
        Common Shares reported on the American Stock
        Exchange on May 3, 1994.



        Part II          Information Required in the Registration
Statement

Item 3.          Incorporation of Documents by Reference.

        The documents listed below, and all documents filed by registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of this Registration
Statement:

        (a) The Registrant's Annual Report on Form 10-K for the year ended
             December 31, 1993, filed with the Commission on March
30, 1994.

        (b) The Registrant's Current Report on Form 8-K filed with the
             Commission on February 18, 1994; and

        (c)  The information set forth under the caption
"Description of
             Capital Shares" in the Company's prospectus dated
March 17,
             1994, which forms part of the Company's Registration
Statement
             on Form S-3 (Reg. No. 33-52315) effective March 17,
1994, and
             which is incorporated by reference in Amendment No. 1, filed
             May 9, 1994 to the Company's Registration Statement on
Form
             8-A, effective April 19, 1984, and any amendment or report filed to update such information.

Item 4.      Description of Securities.

        Not applicable.

Item 5.      Interest of Named Experts and Counsel.

     The validity of the issuance of the Common Shares registered hereby will be passed upon for the Registrant by Sommer & Barnard, PC, Indianapolis,
Indiana, counsel for the Registrant. James K. Sommer, a director of the
Registrant is a member of Sommer & Barnard.  Mr. Sommer owns 3,501
Common
Shares of the Registrant.

Item 6.     Indemnification of Directors and Officers.

        A.  The Company is an Indiana corporation.  Indiana Code
Chapter
23-1-37 provides:

       Chapter 37.  Indemnification of Directors, Officers,
Employees and
Agents.

       Sec. 1. As used in this chapter, "corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

       Sec. 2. As used in this chapter, "director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

       Sec. 3. As used in this chapter, "expenses" include counsel fees.

       Sec. 4. As used in this chapter, "liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

       Sec. 5. As used in this chapter, "official capacity" means:

           (1) when used with respect to a director, the office of director in a corporation; and

           (2) when used with respect to an individual other than a director, as contemplated in section 13 of this chapter, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the
        corporation.

        "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

        Sec. 6. As used in this chapter, "party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

        Sec. 7. As used in this chapter, "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

        Sec. 8. (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

               (1) the individual's conduct was in good faith; and

               (2) the individual reasonably believed:

                  (A) in the case of conduct in the individual's official
                      capacity with the corporation, that the
individual's
                      conduct was in its best interests; and

                  (B) in all other cases, that the individual's conduct was
                      at least not opposed to its best interests;
and

               (3) in the case of any criminal proceeding, the individual either:

                  (A) had reasonable cause to believe the
individual's
                      conduct was lawful; or

                  (B) had no reasonable cause to believe the individual's
                      conduct was unlawful.

        (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

        (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      Sec. 9. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      Sec. 10. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in section 8 of this chapter;

          (2) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

          (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this chapter.

       (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

       (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 12 of this chapter.

       Sec. 11. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

        (1) the director is entitled to mandatory indemnification under section 9 of this chapter, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

        (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or
     not the director met the standard of conduct set forth in
section 8 of
     this chapter.

     Sec. 12. (a) A corporation may not indemnify a director under section 8 of this chapter unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 8 of this chapter.

     (b) The determination shall be made by any one (1) of the following procedures:

        (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding.

        (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors
       (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding.

       (3)  by special legal counsel:

          (A) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

          (B) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate).

       (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

       (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

      Sec. 13. Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation, whether or not a director, is entitled to mandatory indemnification under Section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section
     11 of this chapter, in each case to the same extent as a director;

     (2) The corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Sec. 14. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trust, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 8 or 9 of this chapter.

        The:

        (1) Corporation may purchase insurance under this section from;
        and

        (2) Insurance purchased under this section may be reimbursed in whole or in part by;

an insurer that is owned or otherwise affiliated with the corporation, whether the insurer does or does not do business with other persons.

     Sec. 15 (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

        (1) A corporation's articles of incorporation or bylaws;

        (2) A resolution of the board of directors or of the Shareholders;

        (3) Any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

     (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the Shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the Shareholders, or other duly adopted authorization of indemnification or advance for expenses.

     (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

    B. Article XII, Section 6 of the Company's Articles of
Incorporation
provides:

    Section 6. Limitation of Liability and Indemnification of
Officers and
Directors.  No officer or
director of the Corporation shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director, officer or employee of the Corporation in good faith if such person:

     (i) exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the
     conduct of his own affairs; or

     (ii) took or omitted to take such action in reliance upon the advice of counsel for the Corporation or upon statements made
or
     information furnished by officers or employees of the Corporation which he had reasonable grounds to believe, or upon a financial statement of the Corporation prepared by an officer or employee of the Corporation in charge of its accounts, or a public accountant or firm of public accountants; or

     (iii) in good faith considered the assets to be of their book value or followed what he believed to be sound accounting and business practice.

      The Corporation shall indemnify any person against whom there is instituted or threatened any claim, action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director, member of an executive committee or officer of the Corporation, or of any corporation which he served as such at the request of the Corporation, against any and all liability, reasonable expenses and costs of any nature (excluding only accounts paid in settlement and including without limitation any and all attorneys' fees, judgments, fines, penalties and court costs) actually incurred by him in connection with the defense of such claim, action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such person, his testator or intestate is liable for gross negligence or willful misconduct in the performance of his duties. The Corporation may also reimburse to any such person any amount paid in settlement of any such claim, action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it is in the interests of the Corporation that such settlement be made and that such person, his testator or intestate was not guilty of gross negligence or willful misconduct.

     If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not so entitled as to others. The Corporation may advance expenses to, or where appropriate may at its expense undertake the defense of, any such person upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification under this Article.

      The provisions of this Section shall be in addition to and not in limitation of any other right of indemnification and reimbursement or limitations of liability to which any director, member of an executive committee or officer may be entitled as a matter of law. The provisions of this Section shall apply whether or not at the time of reimbursement the person reimbursed is then a director, member of an executive committee or officer of the Corporation. Notwithstanding any repeal of this Section or other amendment thereof, its provisions shall be binding upon the Corporation
(subject only to the exceptions hereinabove set forth) as to all actions, suits or proceedings and expenses connected therewith, judgments and settlements thereof, as above provided, arising out of matters which occur during or are referable to the period prior to any such repeal or amendment of this Section.

      By vote of the Board of Directors, the Corporation may assent to the adoption of a by-law or charter provision, having substantially the provisions of this Section, by any subsidiary, whether or not wholly owned.

      C. The Company has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Company against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Company against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

        Exhibit
        Number                       Description

          4            Excel Industries, Inc. 1994 Stock
Compensation Plan

          5            Opinion and Consent of Sommer & Barnard, PC

        23.1           Consent of Sommer & Barnard, PC (Included in
                       Exhibit 5)

        23.2           Consent of Independent Accountants

        24             Power of Attorney

Item 9.          Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13
or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the
      Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at
      the termination of the offering.

      (4) If the registrant is a foreign private issuer, to file a post-
      effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required
      by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information
      necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

      (5) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report
      pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange
      Act of 1934 (and, where applicable, each filing of an employee benefit plan pursuant to section 15(d) of the Securities Exchange Act of 1934)
      that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) Insofar as indemnification for liabilities arising under the
      Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Act and
      is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director,
      officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the
      opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as
      expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this
Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the city of Elkhart, State of Indiana, on the
9th day of May, 1994.

                                       Excel Industries, Inc.

                                       By: /s/ James J. Lohman
                                       James J. Lohman
                                       Chief Executive Officer and
                                       Chairman of the Board

                         POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Lohman and Joseph A. Robinson, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution for him in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes amy lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                 Title                          Date

/s/ James J. Lohman       Chief Executive Office and     May 9,
1994
James J. Lohman            Chairman

/s/ Joseph A. Robinson    Secretary, Treasurer, Chief    May 9,
1994
Joseph A. Robinson         Financial Officer and Director
                           Principal Financial Officer and
                           Principal Accounting Officer

/s/ James O. Futterknecht, Jr.  Director                 May 9,
1994
James O. Futterknecht, Jr.

/s/ John G. Keane               Director                 May 9,
1994
John G. Keane

/s/ James K. Sommer             Director                 May 9,
1994
James K. Sommer

/s/ Ralph R. Whitney, Jr.       Director                 May 9,
1994
Ralph R. Whitney, Jr.

                     INDEX TO EXHIBITS FILED
                     TO REGISTRATION STATEMENT ON
                     FORM S-8 OF EXCEL INDUSTRIES, INC.

                                                       Sequentially
Exhibit                                                Numbered
No.                   Description                      Page

4                     Excel Industries, Inc.
                      1994 Stock Compensation Plan

5                     Opinion and Consent of
                      Sommer & Barnard, PC

23.1                  Consent of Sommer & Barnard, PC
                      (Included in Exhibit 5)

23.2                  Consent of Independent Accountants

24                    Power of Attorney